Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our reports dated December 15, 2005 on the financial statements and financial highlights of the Access Flex High Yield Fund and Access Flex Bear High Yield Fund of the Access One Trust, in Post-Effective Amendment Number 13 to the Registration Statement (Form N-1A, No. 333-119022), included in the Annual Reports to Shareholders for the fiscal year ended October 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Columbus, Ohio

June 29, 2006